Exhibit 99.1

IMAX CORPORATION

www.imax.com

IMAX CORPORATION REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

NEW YORK – October 31, 2019 – IMAX Corporation (NYSE: IMAX), a global leader in entertainment technology, today reported financial results for the three months ended September 30, 2019.

Highlights for Third Quarter 2019

(Note: Percentage and other changes refer to third quarter 2018 unless otherwise noted.)

●	Strong execution and cost discipline driving solid financial performance and increased operating leverage.

●	5.2% increase in revenue.

●	19.1% growth in global box office.

●	11.7% increase in gross profit and approximately 310 basis point increase in gross profit margin to 54.5%.

●	79.9% increase in GAAP net income attributable to common shareholders to $9.0 million, or $0.15 per share; 50.0% increase in adj. net income per share to $0.21.

●	45.2% increase in GAAP net income to $10.9 million; 25.6% increase in adj. EBITDA and approximately 570 basis point increase in adj. EBITDA margin.

		Three Months Ended
		September 30,
In millions, except per share data		2019	2018	YoY %
				Change
Total Revenue	$	86.4	$82.1	5.2%
Gross Margin	$	47.1	$42.2	11.7%
Gross Margin (%)		54.5%	51.4%
Net Income	$	10.9	$7.5	45.2%
Net Income Attributable to Common Shareholders	$	9.0	$5.0	79.9%
Diluted Net Income Per Share Attributable to Common Shareholders	$	0.15	$0.08	87.5%
Adj. Net Income Per Share Attributable to Common Shareholders	$	0.21	$0.14	50.0%
Adj. EBITDA Attributable to Common Shareholders	$	32.4	$25.8	25.6%
Adj. EBITDA Margin (%)		41.4%	35.7%

Note: For the definition and reconciliations of reported results to non-GAAP financial results, please refer to Tables 8-10 and the discussion of non-GAAP financial measures at the end of this earnings release.

The Company delivered impressive third quarter results as it continues to grow its core business while developing new strategic initiatives. Results for the quarter were driven by a 19.1% increase in global box office, including 23.3% growth in domestic box office, and a 9.4% increase in its global commercial network to 1,473 theatres in 81 countries and territories. The Company’s continued momentum is complemented by potential levers around new strategic initiatives including IMAX Enhanced and non-traditional content.

“IMAX again delivered strong results for the quarter with 5% revenue growth and costs maintained at prior year levels, driving a 26% increase in adjusted EBITDA and 50% increase in adjusted EPS,” said IMAX CEO Richard L. Gelfond. “We are on track for our best year ever at the global box office. In China our box office is up 27% in RMB through early October and we recently grew our box office by more than 160% during the pivotal National Day holiday. And we look forward to the highly anticipated Star Wars: The Rise of Skywalker, final installment of the Star Wars saga, in December.”

“Looking ahead to 2020, we continue to build out a strong slate headlined by a record number of releases filmed in IMAX® and proven franchise properties — demonstrating our longstanding relationships with world-class creators, our ability to create new opportunities to drive IMAX market share on key titles, and growing demand for our end-to-end technology,” Gelfond added.

“Building on the strength of our core business, we are developing new opportunities for future growth while maintaining cost discipline. In partnership with leading manufacturers and streaming platforms, we are leveraging our strong brand and technology to extend our offerings into the home through IMAX Enhanced. Additionally, we continue to partner with innovative artists across genres to create truly unique events that drive increased utilization throughout our global network.”

“We believe that the powerful combination of momentum in our attractive core business and new potential levers of growth under development, position us well for the future.”

Third Quarter 2019 Consolidated Results

Revenues: Total revenues of $86.4 million increased $4.3 million, or 5.2%, compared to $82.1 million for the three months ended September 30, 2018. The $4.3 million increase in revenue was driven principally by a $6.5 million, or 17.8%, increase in Network business revenue on a $39.7 million, or 19.1%, increase in gross box office to $246.1 million (see Table 2). The $39.6 million increase in gross box office was driven by a $26.5 million, or 39.8%, increase in international gross box office, excluding China, and a $14.4 million, or 23.3%, increase in domestic gross box office. Partially offsetting the strong increase in Network revenue was a $3.0 million decline in revenues related to theater installations discussed below in the segment review. Year-to-date, total revenues increased $5.9 million, or 2.2%, to $271.4 million, primarily due to an $11.3 million, or 7.9%, increase in Network revenue on a $71.9 million, or 9.0%, increase in gross box office to $867.3 million.

Network: The IMAX theater network consisted of 1,568 systems as of September 30, 2019, of which 1,473 were in commercial multiplexes, representing a year-over-year increase of 127 theaters, or 9.4%, and 1,065, or 72.3%, were located in international markets.

Signings and Backlog: IMAX signed contracts for 22 new theaters and 8 upgrades in third quarter 2019, reflecting the continuing strong demand for the Company’s technology and systems. There were 607 theaters in backlog, including 125 upgrades, as of September 30, 2019, compared to 635 in backlog, including 112 upgrades, as of September 30, 2018. For a breakdown of theater system signings, installations, backlog and the theater network, please refer to Table 3 at the end of this earnings release.

Operating Expenses: Operating expenses, defined as selling, general and administrative plus R&D, excluding stock-based compensation, were $25.9 million, essentially flat compared to the prior year period. Year-to-date, operating expenses decreased 6.6% to $77.6 million from $83.1 million in the prior year.

Net Income: Net income increased 45.2% to $10.9 million, compared to $7.5 million in the prior year period. Year-to-date, net income increased 24.8% to $37.2 million, compared to $29.8 million in the prior year period.

Adjusted EBITDA: Adjusted EBITDA increased 25.6% to $32.4 million, compared to $25.8 million in the prior year period and the adjusted EBITDA margin, defined as adjusted EBITDA per Credit Facility divided by adjusted revenues attributable to common shareholders (see Table 8), was 41.4% compared to 35.7% in the prior year. Year-to-date, adjusted EBITDA increased 5.9% to $102.4 million, compared to $96.7 million in the prior year period and the adjusted EBITDA margin was 41.8%, compared to 40.4% in the prior year.

Table 1: Third Quarter Segment Results

(In millions)

	Network Business			Theater Business

	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %

3Q19	$43.2	$27.4	63.4%	$37.7	$18.4	48.8%
3Q18	$36.7	$22.5	61.4%	$40.7	$20.2	49.6%
% change	17.8%	21.6%		(7.4%)	(8.8%)

YTD 3Q19	$153.8	$102.2	66.5%	$102.9	$47.0	45.7%
YTD 3Q18	$142.5	$97.0	68.0%	$106.5	$56.7	53.2%
% change	7.9%	5.4%		(3.4%)	(17.0%)

Network Business

●

Network business segment revenues increased 17.8% to $43.2 million, compared to $36.7 million in the prior-year period. The $6.5 million increase in revenues was driven principally by a $4.3 million, or 19.2%, increase in IMAX DMR revenues and a $2.2 million, or 15.5%, increase in revenues from joint revenue sharing arrangements. The strong increase in revenues was driven by a $39.7 million, or 19.1%, increase in IMAX global box office. Year-to-date, Network business segment revenues increased 7.9% to $153.8 million, compared to $142.5 million in the prior year period on a 9.0% increase in box office.

●

The blended take-rate for IMAX DMR and joint revenue sharing arrangements was 17.6% in the quarter, compared to 17.8% in the prior year period. Year-to-date, the blended take-rate was 17.7%, compared to 17.9% in the prior year.

●

Gross margin for the Network business was 63.4%, compared to 61.4% in the prior-year period. The increase in gross margin for the business was driven principally by higher box office, partially offset by a $1.7 million, or 11.8%, increase in cost of goods sold. Year-to-date, gross margin for the Network business was 66.5%, compared to 68.0% in the prior year.

Theater Business

●

Theater business segment revenues decreased $3.0 million, or 7.5%, to $37.7 million, compared to $40.7 million in the prior year period. The $3.0 million decrease in revenues was driven principally by:

o	One fewer new sales and sales-type lease arrangement in the quarter, as well as one used system.
o	Two fewer hybrid joint revenue sharing lease arrangements.
o	The average revenue per new sales and sales-type theater system installed was $1.2 million, compared to $1.3 million in the prior year period.

●

Year-to-date, Theater business segment revenues decreased $3.6 million, or 3.4%, to $102.9 million, compared to $106.5 million in the prior year period. Please refer to Table 3 for detail on our signings, installations and theater network at the end of this earnings release.

●

Gross margin for the Theater business was 48.8% in the third quarter, compared to 49.6% in the prior year period and the margin on sales and sale-type theaters was 48.5% in third quarter 2019, compared to 49.6% in the prior year period.

●

Year-to-date, gross margin for the Theater business segment was 45.7%, compared to 53.2% in the prior year. The decline in gross margin year-to-date was principally driven by lower margin on sales and sales-type leases due to the Company’s decision to allocate additional resources to ensure the successful roll-out and launch of its new IMAX with Laser technology.

Cash Balances and Outstanding Debt (Table 5)

Total cash and cash equivalents as of September 30, 2019 was $102.5 million, which includes $83.4 million held in IMAX China. Total bank indebtedness was $18.1 million as of September 30, 2019 (net of $1.9 million of deferred financing fees) and represented a decrease of $19.7 million from $37.8 million (net of $2.2 million of deferred financing fees) as of December 31, 2018. As of September 30, 2019, $280.0 million was available under the $300.0 million credit facility in place due June 28, 2023.

Share Count and Capital Return

The weighted average diluted shares outstanding in third quarter 2019 declined 2.1% to 61.5 million, compared to 62.8 million in third quarter 2018, due primarily to share repurchase activity. In third quarter 2019, a total of 47 thousand shares were repurchased at an average price of $20.35 for a total value of approximately $950 thousand. A total of $125.9 million is available under the outstanding share repurchase authorization, which expires in June 2020.

Full-Year 2019 Guidance

IMAX’s updated guidance for full-year 2019 is as follows:

●	IMAX global box office is expected to experience low double-digit growth compared to the $1,032.1 million recorded in full-year 2018.

●

Operating expenses, defined as selling, general and administrative expenses less stock-based compensation plus research and development costs are expected to be in-line with the $110.7 million recorded for full-year 2018.

●	The effective tax rate is expected to be approximately 23%.

●	Adjusted EBITDA margin is expected to be approximately 41% to 42%.

●

Total theater installations are now expected at the high-end of the range of 185 to 190 systems, with new theater installs now expected to be slightly below the low-end of the range of 140 to 145 systems, and upgrades to IMAX with Laser now expected to be slightly above the previous guidance of approximately 45 systems. The resulting shift in mix of installations, therefore, is expected to be revenue neutral in fourth quarter 2019 due to the sales-type structure and margin profile of the additional upgrades.

●	Total theaters equipped with IMAX with Laser are now expected to be slightly below the previous guidance of approximately 140 systems.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its third quarter 2019 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (800) 367-2403 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 490-5367. The conference ID for the call is 3701970. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 3701970.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s earnings releases, SEC filings and public conference calls and webcasts.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of September 30, 2019, there were 1,568 IMAX theater systems (1,473 commercial multiplexes, 14 commercial destinations, 81 institutional) operating in 81 countries and territories. On October 8, 2015, shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors:

IMAX Corporation, New York

Stephen Davidson

212-821-0125

sdavidson@imax.com

Media:

IMAX Corporation, New York

Mark Jafar

212-821-0102

mjafar@imax.com

###

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes home entertainment, and other new business initiatives that are in the development, start-up and/or wind-up phases, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

Non-GAAP Financial Measures

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin and free cash flow as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests and its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA margin are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance and to provide additional information with respect to the Company’s ability to comply with its credit agreement requirements.

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the condensed consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in Table 10.

Table 2:

IMAX Global Box Office & Selected Data

(in millions of USD)	Three Months Ended,

	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018

Domestic	$76.5	$123.3	$71.8	$82.1	$62.0
Greater China	76.4	130.1	105.8	69.2	77.8
Rest of World	93.2	111.5	78.7	85.4	66.7
Total Global Box Office	$246.1	$364.9	$256.3	$236.7	$206.5

Blended take rate	17.6%	17.7%	17.9%	17.6%	17.8%
New films	20	15	12	22	24
Carry-over films	6	4	12	7	5

Table 3:

Signings, Installations and Backlog

	Three Months Ended September 30,
Theater System Signings:	2019		2018
Full new sales and sales-type lease arrangements	22		22
New traditional joint revenue sharing arrangements	-		1
New hybrid joint revenue sharing lease arrangements	-		2

Total new theaters	22		25
Upgrades of IMAX theater systems	8		12

Total theater signings	30		37

	Three Months Ended September 30,
Theater System Installations:	2019		2018
Full new sales and sales-type lease arrangements	14	(1)	15
New traditional joint revenue sharing arrangements	12		15
New hybrid joint revenue sharing lease arrangements	4		6

Total new theaters	30		36
Upgrades of IMAX theater systems	9		1

Total theater installations	39		37

	Three Months Ended September 30,
Theater Sales Backlog:	2019		2018
Sales and sales-type lease arrangements	205		189
Joint revenue sharing arrangements
Hybrid lease arrangements	149	(2)	119
Traditional arrangements	253	(3)	327

Total theater backlog	607	(4)	635	(5)

	Three Months Ended September 30,
Theater Network:	2019		2018
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	632		589
Traditional joint revenue sharing arrangements	706		641
Hybrid joint revenue sharing lease arrangements	135		116

Total Commercial Multiplex Theaters	1,473		1,346

Commercial Destination Theaters	14		13
Institutional Theaters	81		84

Total theater network	1,568		1,443

(1)    Includes 1 IMAX digital theater system that was relocated from a previous location. This installation is incremental to the IMAX theater network but full revenue for the digital theater system was not received.

(2)     Includes 75 theaters where the theater system could change between IMAX with Laser and digital projection systems based on the site selection for the theaters.

(3)     Includes 50 theater systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement.

(4)     Includes 155 new laser projection system configurations and 125 upgrades of existing locations to laser projection system configurations (119 of the 125 upgrades are for the IMAX with Laser projection system configurations).

(5)     Includes 93 new laser projection system configurations and 112 upgrades of existing locations to laser projection system configurations (110 of the 112 upgrades are for the IMAX with Laser projection system configurations).

Table 4:

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues
Equipment and product sales	$21,735	$25,301	$56,629	$60,182
Services	44,168	39,440	144,977	138,971
Rentals	17,642	14,479	61,675	57,805
Finance income	2,845	2,888	8,104	8,479

	86,390	82,108	271,385	265,437

Costs and expenses applicable to revenues
Equipment and product sales	11,740	14,099	33,114	29,620
Services	20,181	18,824	66,205	62,808
Rentals	7,349	6,994	20,253	19,722

	39,270	39,917	119,572	112,150

Gross margin	47,120	42,191	151,813	153,287
Selling, general and administrative expenses	29,482	26,654	89,267	87,097
Research and development	1,359	4,028	3,717	11,542
Amortization of intangibles	1,271	1,039	3,564	2,896
Receivable provisions, net of recoveries	599	861	1,957	1,667
Legal arbitration award	-	-	-	7,500
Exit costs, restructuring charges and associated impairments	-	-	850	1,158

Income from operations	14,409	9,609	52,458	41,427
Change in fair value of equity investment	(490)	-	(2,543)	-
Retirement benefits non-service expense	(160)	(126)	(480)	(374)
Interest income	490	631	1,632	1,121
Interest expense	(489)	(958)	(1,806)	(2,303)

Income before income taxes	13,760	9,156	49,261	39,871
Provision for income taxes	(3,030)	(1,452)	(11,986)	(9,540)
Gain (loss) from equity-accounted investments, net of tax	166	(202)	(56)	(507)

Net income	10,896	7,502	37,219	29,824
Less: net income attributable to non-controlling interests	(1,863)	(2,482)	(8,524)	(8,674)

Net income attributable to common shareholders	$9,033	$5,020	$28,695	$21,150

Net income per share attributable to common shareholders - basic and diluted:
Net income per share — basic and diluted	$0.15	$0.08	$0.47	$0.33

Weighted average number of shares outstanding (000’s):
Basic	61,304	62,551	61,337	63,466
Fully Diluted	61,479	62,793	61,509	63,580
Additional Disclosure:
Depreciation and amortization(1)	$15,696	$13,950	$45,500	$41,984

(1) Includes $0.1 million and $0.4 million of amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30, 2019, respectively (2018 - $0.4 million and $1.0 million, respectively).

Table 5:

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$102,548	$141,590
Accounts receivable, net of allowance for doubtful accounts of $4,996 (December 31, 2018 — $3,174)	81,681	93,309
Financing receivables, net of allowance for uncollectible amounts	121,340	127,432
Variable consideration receivable from contracts	37,080	35,985
Inventories	58,175	44,560
Prepaid expenses	11,477	10,294
Film assets	18,675	16,367
Property, plant and equipment	305,097	280,658
Investment in equity securities	13,659	1,022
Other assets	20,242	17,997
Deferred income taxes	29,742	31,264
Other intangible assets	31,246	34,095
Goodwill	39,027	39,027

Total assets	$869,989	$873,600

Liabilities
Bank indebtedness	$18,103	$37,753
Accounts payable	23,882	32,057
Accrued and other liabilities	104,443	97,724
Deferred revenue	104,169	106,709

Total liabilities	250,597	274,243

Commitments and contingencies

Non-controlling interests	6,761	6,439

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 61,362,281 issued and 61,290,617 outstanding (December 31, 2018 — 61,478,168 issued and 61,433,589 outstanding)	423,370	422,455
Less: Treasury stock, 71,664 shares at cost (December 31, 2018 — 44,579)	(1,572)	(916)
Other equity	168,204	179,595
Accumulated deficit	(58,424)	(85,385)
Accumulated other comprehensive loss	(4,122)	(3,588)

Total shareholders’ equity attributable to common shareholders	527,456	512,161
Non-controlling interests	85,175	80,757

Total shareholders’ equity	612,631	592,918

Total liabilities and shareholders’ equity	$869,989	$873,600

Table 6:

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash provided by (used in):
Operating Activities
Net income	$37,219	$29,824
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	45,500	41,984
Write-downs, net of recoveries	2,984	2,541
Change in deferred income taxes	1,035	(2,849)
Stock and other non-cash compensation	17,397	18,240
Unrealized foreign currency exchange loss	214	406
Change in fair value of equity investment	2,543	—
Loss from equity-accounted investments	789	209
(Gain) loss on non-cash contribution to equity-accounted investees	(733)	298
Investment in film assets	(15,405)	(22,240)
Changes in other non-cash operating assets and liabilities	(24,286)	(343)

Net cash provided by operating activities	67,257	68,070

Investing Activities
Purchase of property, plant and equipment	(5,528)	(7,367)
Investment in joint revenue sharing equipment	(31,099)	(22,710)
Acquisition of other intangible assets	(1,874)	(3,198)
Investment in equity securities	(15,153)	—

Net cash used in investing activities	(53,654)	(33,275)

Financing Activities
Increase in bank indebtedness	35,000	35,000
Repayment of bank indebtedness	(55,000)	(40,667)
Settlement of restricted share units and options	(8,589)	(2,567)
Treasury stock repurchased for future settlement of restricted share units	(1,572)	(3,597)
Repurchase of common shares, IMAX China	(19,157)	—
Taxes withheld and paid on employee stock awards vested	(508)	(1,437)
Common shares issued - stock options exercised	2,391	1,017
Repurchase of common shares	(2,659)	(46,452)
Issuance of subsidiary shares to non-controlling interests (net of return on capital)	1,106	7,546
Dividends paid to non-controlling interests	(4,384)	(6,934)
Credit facility amendment fees paid	—	(1,909)

Net cash used in financing activities	(53,372)	(60,000)

Effects of exchange rate changes on cash	727	95

Decrease in cash and cash equivalents during period	(39,042)	(25,110)
Cash and cash equivalents, beginning of period	141,590	158,725

Cash and cash equivalents, end of period	$102,548	$133,615

Table 7:

IMAX CORPORATION

SELECTED FINANCIAL DATA

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Network business
IMAX DMR	$26,665	$22,372	$93,908	$85,586
Joint revenue sharing arrangements – contingent rent	16,546	14,327	59,704	56,919
IMAX systems – contingent rent	32	—	189	—

	43,243	36,699	153,801	142,505

Theater business
IMAX systems
Sales and sales-type leases	18,100	20,427	42,212	50,545
Ongoing fees and finance income	2,903	2,971	8,588	8,982
Joint revenue sharing arrangements – fixed fees	1,438	2,798	6,525	3,821
Theater system maintenance	13,657	12,415	39,815	37,462
Other theater	1,560	2,076	5,766	5,707

	37,658	40,687	102,906	106,517

New business	596	1,275	1,908	4,999

Other
Film distibution and film post-production	3,528	3,062	9,791	9,156
Other	1,365	385	2,979	2,260

	4,893	3,447	12,770	11,416

Total revenues	$86,390	$82,108	$271,385	$265,437

Gross Margin
Network business
IMAX DMR(1)	$17,866	$14,461	$61,602	$57,523
Joint revenue sharing arrangements – contingent rent(1)	9,514	8,081	40,437	39,441
IMAX systems – contingent rent	32	—	189	—

	27,412	22,542	102,228	96,964

Theater business
IMAX systems(1)
Sales and sales-type leases	8,775	10,141	18,429	28,648
Ongoing fees and finance income	2,855	2,923	8,445	8,839
Joint revenue sharing arrangements – fixed fees(1)	136	529	1,301	776
Theater system maintenance	6,125	5,996	17,046	17,289
Other theater	505	581	1,821	1,099

	18,396	20,170	47,042	56,651

New business	541	(298)	1,441	139

Other
Film distribution and film post-production(1)	50	260	483	320
Other	721	(483)	619	(787)

	771	(223)	1,102	(467)

Total segment margin	$47,120	$42,191	$151,813	$153,287

(1)

IMAX DMR segment margins include marketing costs of $4.3 million and $17.7 million for the three and nine months ended September 30, 2019, respectively (2018 — $3.1 million and $13.7 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.8 million and $1.1 million for the three and nine months ended September 30, 2019, respectively (2018 — $1.0 million and $2.2 million, respectively). IMAX systems segment margins include marketing and commission costs of $0.6 million and $1.5 million for the three and nine months ended September 30, 2019, respectively (2018 — $0.8 million and $2.0 million, respectively). Film distribution segment margins include marketing expense of $0.1 million and $0.7 million for the three and nine months ended September 30, 2019, respectively (2018 — expense of less than $0.1 million and $2.0 million, respectively).

Table 8:

IMAX CORPORATION

Adjusted EBITDA per Credit Facility

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Three Months Ended		12 Months Ended		12 Months Ended

	September 30, 2019		September 30, 2018		September 30, 2019(1)		September 30, 2018(1)
Net income	$10,896		$7,502		$40,990		$38,522
Add (subtract):
Provision for income taxes	3,030		1,452		11,964		25,445
Net interest (income) expense	(133)		327		(68)		1,440
Depreciation and amortization, including film asset amortization	15,696		13,950		60,953		69,025

EBITDA	$29,489		$23,231		$113,839		$134,432
Stock and other non-cash compensation	5,687		6,320		22,880		23,042
Movements in fair value of financial instruments	490		—		2,543		—
Write-downs, net of recoveries including asset impairments and receivable provisions	1,118		855		5,781		6,489
Exit costs, restructing charges and associated impairments	—		—		9,234		3,637
Legal arbitration award	—		—		4,237		7,500
Executive transition costs	—		—		2,994		—
Loss from equity accounted investments	(166)		202		41		373

Adjusted EBITDA before non-controlling interests	$36,618		$30,608		$161,549		$175,473
Adjusted EBITDA attributable to non-controlling interests(2)	(4,188)		(4,789)		(22,797)		(22,682)

Adjusted EBITDA per Credit Facility	$32,430		$25,819	*	$138,752		$152,791	*

Adjusted EBITDA per Credit Facility, excluding impact from “Marvel’s Inhumans”	$32,430		$25,819	*	$138,752		$128,922	*

Adjusted revenues attributable to common shareholders(3)	$78,354		$72,333		$342,232		$352,434

Adjusted EBITDA margin	41.4	%	35.7	%	40.5	%	36.6	%

* Adjusted EBITDA per Credit Facility of $25.8 million and $152.8 million for the three and twleve months ended September 30, 2018 respectively, includes the impact of the Company’s investment in “Marvel’s Inhumans”, which resulted in a $nil and $1.1 million loss, respectively. However, as permitted by the Credit Facility, this loss was offset by addbacks of $nil and $13.3 million for amortization and by addbacks of $nil and $11.7 million for impairment charges relating to the investment, in each case for the three and twleve months ended September 30, 2018, respectively. The net effect of these addbacks was to increase Adjusted EBITDA per Credit Facility by $nil and $23.9 million for the three and twleve months ended September 30, 2018, respectively. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility metric presented above may not be reflective of the Company’s typical operational activity. Further, the Company does not expect to make meaningful direct investments in original content going forward. As a result, the Company is also presenting Adjusted EBITDA per Credit Facility excluding the impact of “Marvel’s Inhumans” to better facilitate comparisons to prior and future periods.

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.
(2)

The Adjusted EBITDA per Credit Facility calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.

(3)

		Three months ended September 30, 2019		Three months ended September 30, 2018		12 months ended September 30, 2019		12 months ended September 30, 2018
	Total revenues		$86,390		$82,108		$380,349		$390,989
	Greater China revenues	$26,557		$30,480		$121,366		$120,306
	Non-controlling interest ownership percentage(4)	30.26%		32.07%		31.41%		32.05%

	Deduction for non-controlling interest share of revenues		(8,036)		(9,775)		(38,117)		(38,555)

	Adjusted revenues attributable to common shareholders		$78,354		$72,333		$342,232		$352,434

(4)	Weighted average ownership percentage for change in non-controlling interest share

Table 9:

IMAX CORPORATION

Adjusted Net Income and Adjusted Diluted Per Share Calculations

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2019		September 30, 2018
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$10,896	$0.18	$7,502	$0.12
Adjustments:
Stock-based compensation	5,527	0.09	5,562	0.08
Change in fair value of equity investment	490	—	—	—
Tax impact on items listed above	(1,984)	(0.03)	(1,500)	(0.02)

Adjusted net income	14,929	0.24	11,564	0.18
Net income attributable to non-controlling interests(1)	(1,863)	(0.03)	(2,482)	(0.04)
Stock-based compensation (net of tax of less than $0.1 million and less than $0.1 million, respectively)(1)	(106)	—	(75)	—
Change in fair value of equity investment(1)	(149)	—	—	—

Adjusted net income attributable to common shareholders	$12,811	$0.21	$9,007	$0.14

Weighted average diluted shares outstanding		61,479		62,793

(1) Reflects amounts attributable to non-controlling interests.

	Nine Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2018

	Net Income	Diluted EPS	Net Income	Diluted EPS

Reported net income	$37,219	$0.61	$29,824	$0.47
Adjustments:
Stock-based compensation	16,916	0.27	17,165	0.26
Exit costs, restructuring charges and associated impairments	850	0.01	1,158	0.02
Legal arbitration award	—	—	7,500	0.12
Change in fair value of equity investment	2,543	0.03	—	—
Tax impact on items listed above	(4,519)	(0.06)	(5,287)	(0.08)

Adjusted net income	53,009	0.86	50,360	0.79
Net income attributable to non-controlling interests(1)	(8,524)	(0.14)	(8,674)	(0.14)
Stock-based compensation (net of tax of $0.1 million and $0.1 million, respectively) (1)	(368)	(0.01)	(279)	—
Change in fair value of equity investment	(801)	(0.01)	—	—

Adjusted net income attributable to common shareholders	$43,316	$0.70	$41,407	$0.65

Weighted average diluted shares outstanding		61,509		63,580

(1) Reflects amounts attributable to non-controlling interests.

Table 10:

IMAX CORPORATION

Free Cash Flow Calculation

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Net cash provided by operating activities	$18,740	$67,257
Net cash used in investing activities	(10,970)	(53,654)

Free cash flow	$7,770	$13,603